Exhibit 99.1

Marine Petroleum Trust

MARINE PETROLEUM TRUST

ANNOUNCES FOURTH QUARTER CASH DISTRIBUTION

DALLAS, Texas, November 17, 2025 – Marine Petroleum Trust (NASDAQ: MARPS) (“Marine”) today declared a quarterly cash distribution to the holders of its units of beneficial interest of $0.049136 per unit, payable on December 29, 2025, to unitholders of record on November 28, 2025. Marine’s 2024 tax information, cash distribution history, current and prior year financial reports, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.marps-marine.com/. Additionally, printed reports can be requested and are mailed free of charge.

This distribution of $0.049136 per unit is lower than the $0.068097 per unit distributed last quarter. The volume of natural gas produced decreased, while the volume of oil produced increased when compared to the previous quarter. Prices realized for both oil and natural gas were lower when compared to the last quarter. This distribution is lower than the $0.102923 per unit distributed in the comparable quarter in 2024. As compared to the same quarter in 2024, there was an increase in the volume of oil, while there was a decrease in natural gas produced. As compared to the same quarter in 2024, prices realized for oil decreased while natural gas has increased.

Marine’s distributions to unitholders are determined by royalties received up to the date the distribution amount is declared. In general, Marine receives royalties two months after oil production and three months after natural gas production.

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Contact: Nancy Willis

Director of Royalty Trust Services

Argent Trust Company, Trustee

Toll Free – 1.855.588-7839